EXHIBIT 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Successful Completion of NicVAX® Phase 2b Trial;

Drug Shows Statistically Significant Rates of Smoking Cessation

and Continuous Long-Term Smoking Abstinence at 12 Months

Data Presented Today at the American Heart Association Scientific Sessions 2007 in Orlando, Florida

Boca Raton, Florida, November 7, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced the successful completion of its Phase 2b trial of NicVAX® (Nicotine Conjugate Vaccine), the company’s innovative and proprietary investigational vaccine being developed to treat nicotine addiction and prevent smoking relapse. The final 12-month data confirm the highly significant trends seen in the previous data at six and nine months for both smoking cessation and long-term smoking abstinence. These data were presented at 9:45 a.m., EST today at the American Heart Association (AHA) Scientific Sessions 2007 in Orlando, Florida by one of the trial’s lead investigators, Dr. Stephen Rennard, Larson Professor of Medicine, University of Nebraska Medical Center.

“I believe data from this trial are very encouraging – for smokers who are trying to quit as well as for the field of smoking cessation vaccines,” said Dr. Rennard. “Only a short time ago, it was difficult to find convincing evidence to link anti-nicotine antibody with smoking cessation. This double-blind, placebo-controlled trial has demonstrated a clinical proof of concept. The data show there is a correlation between antibody level and the ability of patients to quit smoking and remain abstinent over long periods of time. This development is key for the field of smoking cessation research and could have a significant impact on how we treat patients with nicotine addiction.”

NicVAX® Phase 2b Trial: Key Findings in Final 12 Month Data Set

Optimal NicVAX® Dose and Schedule Identified for Smoking Cessation and Long-Term Abstinence

A statistically significant number of patients treated with the NicVAX® optimal dose (400 micrograms) and schedule (Schedule 2) were able to quit smoking and remained abstinent over the long-term:

•	12-Month continuous abstinence: NicVAX® 400 micrograms, Schedule 2 = 16% (8/51), Placebo=6% (6/100), p<0.038 (intent to treat population)

•	12-Month continuous abstinence: NicVAX® 200 micrograms, Schedule 2 = 14% (7/50), Placebo=6% (6/100), p<0.056 (intent to treat population)

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For the final 12-month data analysis, this response was calculated using total time after the Target Quit Date, rather than the general study week (which was used in interim data analyses). This conservative and stringent statistical approach yielded statistically significant findings even after a full year.

Anti-Nicotine Antibody Levels Drive Long-Term Smoking Abstinence

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The rate of smoking cessation and ability to achieve long-term abstinence in treated patients was correlated with level of anti-nicotine antibodies at critical time points: The high antibody responder group (top 30% of antibody responders) showed continuous abstinence rates almost three times those of placebo at 12 months.

•	These high antibody responders continued to show statistically significant abstinence at 12 months:

•	NicVAX®= 16% (10/61) vs. Placebo= 6% (6/100), p<0.032

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Subjects in the therapeutic effect window show a >30% likelihood of achieving at least four months of smoking abstinence and remaining entirely abstinent through 12 months following the first administration of NicVAX®.

Overall Health Benefit – High Antibody Responders Smoked Fewer Cigarettes

Those patients in the NicVAX® group who continued to smoke but who also showed a high antibody response (top third) showed a statistically significant reduction in cigarettes smoked over the full 12 months compared to placebo (p<0.022):

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Using a repeated measures model, vaccinated smokers who failed to quit but showed a high antibody response smoked a median of only 10 cigarettes per day while in the study, compared to their own baseline values of 20 cigarettes per day before treatment.

Safety Trends Continue – NicVAX® Shows No Compensatory Smoking, No Increased Withdrawal

Importantly, there was no evidence of compensatory smoking or increase in withdrawal symptoms observed in NicVAX® patients at any stage of the 12-month trial. NicVAX® continued to be well-tolerated with the placebo and NicVAX® dose groups showing comparable adverse event profiles at each stage of the clinical study.

“We are excited and greatly encouraged by the significant learning which has come from this first efficacy trial of NicVAX.” said Dr. Leslie Hudson, Interim President and Chief Executive Officer of Nabi. “It is important to note that we have seen success in each of the critical parameters of this trial; we know the dimensions of the therapeutic antibody window which will drive continuous abstinence out to a full year, we know the relationship between the psychological and biochemical drives to quit and remain abstinent and, most importantly, we believe we now have the insight to drive a higher rate of response. We will use these encouraging final data to advance our NicVAX partnership discussions and to determine the optimal design for the next step in our clinical trial efforts for this important primary care product candidate.”

About the Phase 2b Study

The Phase 2b study was a double-blind, placebo-controlled and dose-ranging study comprised of 301 patients designed to establish proof of concept and the optimal dose for the Phase 3 program. This study was designed in collaboration with the U.S. Food and Drug Administration and other global regulatory agencies and incorporates the most current clinical trial standards and prevailing protocol design for smoking cessation studies. The trial’s primary endpoint is the rate of carbon monoxide (CO)-confirmed, continuous abstinence from smoking during weeks 19-26 after first vaccination. In May 2007, Nabi announced this trial’s six-month data, which showed that a statistically significant number of patients with in the high anti-nicotine antibody responder group met the trial’s primary endpoint of eight weeks of continuous abstinence between weeks 19-26.

About NicVAX®

NicVAX® is an innovative and proprietary investigational vaccine being developed by Nabi to treat nicotine addiction and prevent smoking relapse. NicVAX® is designed to stimulate the immune system to produce antibodies that bind to nicotine. A nicotine molecule attached to an antibody is too large to cross the blood-brain barrier. Therefore, NicVAX® blocks nicotine from reaching its receptors in the brain and prevents the highly-addictive pleasure sensation experienced by smokers and users of nicotine products. Pre-clinical and previous clinical data, as well as the study reported here, show that NicVAX®’s ability to block nicotine from reaching the brain could help people quit smoking. Because the body’s immune system can be boosted to produce long-lasting antibodies, Nabi believes NicVAX® also could be effective in preventing smoking relapse. Relapse is a significant challenge facing smokers and, with currently-available smoking cessation therapies, relapse rates can be as high as 90% in the first year after a smoker quits.

NicVAX® Development Progress to Date

In September 2005, Nabi announced that it received a $4.1 million grant from the National Institute on Drug Abuse (NIDA), which is part of the National Institutes of Health. NIDA has also funded, in part, the costs for toxicology testing and earlier clinical trials in the U.S. and contributed scientific and clinical expertise to the program overall. In March 2006, Nabi Biopharmaceuticals announced that NicVAX® had received Fast Track Designation from the FDA, which facilitates the development of products that treat serious diseases where an unmet medical need exists. Nabi Biopharmaceuticals’ intellectual property portfolio for technology related to NicVAX® includes both issued and pending patents in the U.S. In addition, Nabi holds granted patents in 18 European countries, plus patents and pending patent applications in numerous other countries around the world.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. In September 2007, Nabi announced that it had entered into a definitive agreement with Biotest AG to sell the Nabi Biologics strategic business unit to Biotest Pharmaceuticals Corporation, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, and nine FDA-certified plasma collection centers across the U.S. The acquisition also will include certain of Nabi’s Corporate Shared Services group assets and the company’s Boca Raton, Florida headquarters and other facilities, as well as the assumption of certain liabilities. This transaction is expected to close by the end of the year. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about the closing of the sale of Nabi Biologics and clinical trials and studies. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully close the sale of the Nabi Biologics SBU to Biotest AG; successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX® and our Gram-positive infections products; obtain successful clinical trial results; our ability to successfully complete our strategic alternatives process; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; achieve approval and market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX® or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report for the quarters ended June 30, 2007 and March 31, 2007 on Form 10-Q with the Securities and Exchange Commission.